UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – DECEMBER 1, 2015

EPCYLON TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-53770	27-0156048
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

131 Bloor Street West, Suite 200/372
Toronto, Ontario, Canada M5S 1R8
(Address of principal executive offices)

(416) 479-0880
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

SECTION 1.   REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective on December 1, 2015, the Board of Directors of Epcylon Technologies Inc., a Nevada corporation (the “Company”), authorized and approved the execution of that certain supplier and reseller agreement (the “Agreement”) with Jitney Trade Inc. (“Jitney”). In accordance with the terms and provisions of the Agreement, the Company will offer Jitney’s retail and professional traders the following products: (i) the Stealth Trading Platform, which is designed for professional traders; (ii) the Stealth Console, which uses four signals to condense and visualize complex trends in the market giving the user a clear trading advantage and can be embedded into any trading platform with additional Stealth technical indicators modules; (iii) the Stealth Mobile application, which will be available the first fiscal quarter of 2016; and (iv) the Stealth Analytics platform. In further accordance with the terms and provisions of the Agreement, the Company has agreed to adopt a revenue sharing model with Jitney consisting of 30% of all revenues from software sales on a monthly basis credited to Jitney and 70% credited to the Company. Lastly, the Company has agreed to provide custom training for Jitney’s clients in addition to the existing training videos that can be found on the internet and the Company’s website http://www.epcylon.com. Jitney’s trade financial technology provider, Finlogik, Inc., will develop the FIX gateway integration to Jitney’s trade web-based platform.

The Agreement takes effect immediately and the Company will offer Jitney’s clients a thirty day free trial on the Stealth Console and Analytics Platform. The Agreement can be cancelled by either party upon a thirty day notice.

The foregoing description of the Agreement is not complete and is qualified entirely by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

(d)   Exhibits.

10.1	Supplier and Reseller Agreement between Epcylon Technologies, Inc. and Jitney Trade Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPCYLON TECHNOLOGIES, INC.

DATE: December 3, 2015	/s/ Kyle Appleby
Name: Kyle Appleby
Title: CFO